Exhibit K

[MASSMUTUALLETTERHEAD APPEARS HERE]

April 24, 2007

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

RE: Post-Effective Amendment No. 23 to Registration Statement No. 033-23126 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 23 to Registration Statement No. 033-23126 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) Flexible Premium, Variable, Whole Life Insurance Policies (the “Policies”). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As Assistant Vice President and Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	The Contract, when properly issued, is a legal and binding obligation of MassMutual, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ MARY KATHERINE JOHNSON

Mary Katherine Johnson, Esq.

Assistant Vice President and Counsel

Massachusetts Mutual Life Insurance Company